News Release

Firsthand Technology Value Fund Discloses Top
Portfolio Holdings

San Jose, CA, October 8, 2013 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top holdings as of September 30, 2013 were Facebook, Twitter, AliphCom, Sunrun, Pivotal Systems, QMAT, and Wrightspeed.

1.
Facebook, Inc. (NASDAQ: FB) is an online social networking service with more than 1 billion monthly active users worldwide. As of September 30, 2013, the Fund’s investment in Facebook consisted of 600,000 shares of common stock and represented approximately 13.4% of the Fund’s gross assets.

2.
Twitter, Inc. is an online social networking service that lets users send and receive 140-character messages (“tweets”). As of September 30, 2013, the Fund’s investment in Twitter consisted of 194,000 shares of preferred stock and 812,200 shares of common stock and represented approximately 10.9% of the Fund’s gross assets.

3.
AliphCom, Inc. designs and markets wearable technology and audio devices under the Jawbone brand. As of September 30, 2013, the Fund’s investment in AliphCom consisted of 1,928,005 shares of common stock and represented approximately 4.1% of the Fund’s gross assets.

4.
Sunrun, Inc. is a leader in solar system financing for residential customers. As of September 30, 2013, the Fund’s investment in Sunrun consisted of 674,820 shares of common stock and represented approximately 2.8% of the Fund’s gross assets.

5.
Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of September 30, 2013, the Fund’s investment in Pivotal consisted of 7,148,814 shares of preferred stock plus warrants to purchase additional shares, and represented approximately 2.7% of the Fund’s gross assets.

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6.
QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of September 30, 2013, the Fund’s investment in QMAT consisted of 6 million shares of preferred stock plus warrants to purchase additional shares, and represented approximately 2.7% of the Fund’s gross assets.

7.
Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of September 30, 2013, the Fund’s investment in Wrightspeed consisted of 2,267,659 shares of preferred stock, and represented approximately 2.7% of the Fund’s gross assets.

The Fund also announced that, as of September 30, 2013, preliminary gross assets of the Fund were approximately $225 million, or $26.34 per share, including cash of approximately $13.34 per share. As of that date, the Fund’s top seven holdings constituted 39.2% of the Fund’s preliminary gross assets. Complete financial statements and a detailed schedule of investments for the period ended June 30, 2013 are available on the Fund’s website at www.firsthandtvf.com. Complete financial statements and a detailed schedule of investments for the period ended September 30, 2013 will be available when the Fund files its Form 10-Q in early November.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com